1

Exhibit 1: Income Statement (Three Months Ended March 31, 2005)

		Ch$ millions		US$ millions (1)
		31-March-05	31-March-04	31-March-05	31-March-04	% Change

Net sales		124.632	112.720	212,7	192,4	10,6%

Cost of goods sold		(56.325)	(49.090)	(96,1)	(83,8)	14,7%
	% of sales	45,2%	43,6%	45,2%	43,6%

Gross profit		68.307	63.629	116,6	108,6	7,4%
	% of sales	54,8%	56,4%	54,8%	56,4%

SG&A		(43.609)	(39.905)	(74,4)	(68,1)	9,3%
	% of sales	35,0%	35,4%	35,0%	35,4%

Operating income		24.697	23.725	42,2	40,5	4,1%
	% of sales	19,8%	21,0%	19,8%	21,0%

Non-operating result
	Financial income	958	591	1,6	1,0	62,2%
	Equity in NI of rel. companies	62	(12)	0,1	(0,0)	NM
	Other non-operating income	136	286	0,2	0,5	-52,4%
	Amortization of goodwill	(555)	(576)	(0,9)	(1,0)	-3,5%
	Interest expense	(1.636)	(1.744)	(2,8)	(3,0)	-6,2%
	Other non-operating expenses	(110)	(176)	(0,2)	(0,3)	-37,7%
	Price level restatement	275	(157)	0,5	(0,3)	NM
	Currency exchange result	(451)	(279)	(0,8)	(0,5)	61,5%
	Total	(1.321)	(2.068)	(2,3)	(3,5)	-36,1%

Income before taxes		23.376	21.656	39,9	37,0	7,9%
	Income taxes	(4.153)	(4.995)	(7,1)	(8,5)	-16,9%
	Tax rate	17,8%	23,1%	17,8%	23,1%

Minority interest		(207)	(11)	(0,4)	(0,0)	1810,3%

Amort. of negative goodwill		10	11	0,0	0,0	-7,0%

Net income		19.026	16.661	32,5	28,4	14,2%
	% of sales	15,3%	14,8%	15,3%	14,8%

Earnings per share		59,74	52,31	0,10	0,09	14,2%
Earnings per ADR		298,68	261,55	0,51	0,45

Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

Depreciation		9.070	9.796	15,5	16,7	-7,4%
Amortization		500	449	0,9	0,8	11,3%
EBITDA		34.266	33.970	58,5	58,0	0,9%
	% of sales	27,5%	30,1%	27,5%	30,1%

Capital expenditures		6.887	6.759	11,8	11,5	1,9%

(1) Exchange rate: US$1.00 = Ch$586

Última actualización 28/04/2005
Por Jorge Bustos Concha